Exhibit (a)(5)(B)

CIT Announces Preliminary Results of Cash Tender Offer for Up To $2,750,000,000 of its Common Stock

May 25/08:30

NEW YORK, May 25, 2017 — CIT Group Inc. (NYSE: CIT) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 11:59 p.m., New York City time, on May 24, 2017.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of approximately 65.8 million shares of CIT’s common stock were properly tendered and not properly withdrawn at or below a purchase price of $48.00 per share, including approximately 27.4 million shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, CIT expects to accept for payment, at a purchase price of $48.00, approximately 57.3 million shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $2,750,000,000, excluding fees and expenses relating to the tender offer. CIT expects to accept the shares on a pro rata basis, except for tenders of “odd lots,” which will be accepted in full, and has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 88.2%. The shares expected to be purchased represent approximately 28.3% of CIT’s common stock issued and outstanding as of May 23, 2017.

The number of shares expected to be purchased in the tender offer, the per share and total purchase prices and the proration factor are based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the prescribed three trading day settlement period. The final number of shares to be purchased, the final per share and total purchase prices and the final proration factor (if any) will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. To the extent shares tendered through notice of guaranteed delivery are not delivered within the prescribed three trading day settlement period, the number of shares we accept, the per share and total purchase prices and the proration factor (if any) may differ from the preliminary amounts above. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

###

J.P. Morgan Securities LLC is the Lead Dealer Manager and Barclays Capital Inc. and Citigroup Global Markets, Inc. are the Co-Dealer Managers for the offer. Georgeson LLC is the information agent and Computershare Trust Company, N.A. is depositary for the offer. Evercore is acting as advisor to CIT’s Board of Directors on the transaction. All inquiries regarding the tender offer may be directed to J.P. Morgan Securities LLC at (877) 371-5947 (toll-free) or (212) 622-4401 (direct) or Georgeson LLC at (877) 278-4774.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $63 billion in assets as of March 31, 2017. Its principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender), has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Contacts

CIT MEDIA RELATIONS:
Gina Proia
(212) 771-6008
Gina.Proia@cit.com

CIT INVESTOR RELATIONS:
Barbara Callahan
(973) 740-5058
Barbara.Callahan@cit.com
-3-